UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2010

LoopNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52026	77-0463987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
(Address of principal executive
offices, with zip code)
(415) 243-4200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(e) On February 8, 2010, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of LoopNet, Inc. (the “Company”), approved the following matters: (i) the amount of cash incentive awards under the Company’s 2009 Bonus Plan for the Company’s fiscal year 2009, and (ii) the establishment of a 2010 Bonus Plan. The annual base salaries of the Company’s principal executive officer, principal financial officer and other named executive officers will be maintained at their current 2009 levels at this time, which remain unchanged from the 2008 levels.
     The following table sets forth the 2009 bonus amounts for the Company’s principal executive officer, principal financial officer and other named executive officers:

Name/Title	2009 Bonus Payout
Richard J. Boyle, Jr. Chief Executive Officer,	$165,000
and Chairman of the Board of Directors

Thomas Byrne President and Chief Operating Officer	$160,000

Brent Stumme Chief Financial Officer and Senior Vice President, Finance and Administration	$140,000

Jason Greenman Chief Strategy Officer and Senior Vice President, Corporate Development	$105,000

Wayne Warthen Chief Technology Officer and	$105,000
Senior Vice President, Information Technology
     In addition, the Compensation Committee approved a special one-time discretionary non-plan bonus of $25,000 to Mr. Greenman in recognition of his substantial contributions to corporate development matters and other strategic initiatives in 2009.
     The 2010 Bonus Plan, which will be administered by the Compensation Committee, provides opportunities for cash awards for eligible employees, including the principal executive officer, principal financial officer and the other named executive officers. Bonuses are targeted as a range of percentage of base salaries, as follows: Mr. Boyle and Mr. Byrne, 30-80%; Mr. Stumme, 30-60%; and Mr. Greenman and Mr. Warthen, 25-50%. The Compensation Committee will determine the actual amounts of bonuses by considering the Company’s progress toward achieving certain corporate and strategic business objectives established for 2010 and the participant’s individual performance and contribution to the Company.
     On February 11, 2010, the Compensation Committee approved the grant of stock option and restricted stock unit awards to the Company’s principal executive officer, principal financial officer and other named executive officers. The following table sets forth the stock option and restricted stock unit award grants approved by the Compensation Committee for the Company’s principal executive officer, principal financial officer and other named executive officers. All of the awards were made under the Company’s 2006 Equity Incentive Plan. Each award will have a grant date of February 11, 2010 (the “Grant Date”).

			2010
		2010 Restricted	Performance
		Stock Unit	Stock Option	2010 Performance
	2010 Stock	Grant	Grant	Restricted Stock
Name/Title	Option Grant (i)	(i)	(ii)	Unit Grant (ii)
Richard J. Boyle, Jr. Chief Executive Officer,	95,000	40,000	285,000	120,000
and Chairman of the Board of Directors

Thomas Byrne	85,000	40,000	255,000	120,000
President and Chief Operating Officer

Brent Stumme Chief Financial Officer and	50,000	25,000	150,000	75,000
Senior Vice President, Finance and Administration

Jason Greenman Chief Strategy Officer and	50,000	25,000	150,000	75,000
Senior Vice President, Corporate Development

Wayne Warthen Chief Technology Officer and	50,000	25,000	150,000	75,000
Senior Vice President, Information Technology

(i)	Each stock option to purchase common stock will have an exercise price to be equal to the closing price of the Company’s common stock on the Grant Date. The options to purchase common stock have a seven-year term and will vest at a rate of 1/48th per month from the Grant Date, so long as the recipient of such option remains an employee of the Company. The restricted stock units (“RSUs”) will vest at a rate of 1/4th per year from the Grant Date, so long as the recipient of such RSU remains an employee of the Company

(ii)	Each stock option to purchase common stock will have an exercise price to be equal to the closing price of the Company’s common stock on the Grant Date. The options to purchase common stock and the RSUs will vest 100% upon the achievement of a trailing four (4) quarters of Adjusted EBITDA per share equal to one dollar and twenty seven cents ($1.27) at the end of any fiscal quarter of the Company that occurs on or prior to the seventh anniversary of the grant date, with Adjusted EBITDA equal to Adjusted EBITDA as reported in the Company’s most recent earnings announcement and outstanding shares for purposes of the per share calculation equal to the weighted average fully diluted outstanding shares during the twelve (12) months trailing the end of the applicable quarter, so long as the recipient of such option or RSU remains an employee of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOPNET, INC.
(Registrant)

Dated: February 12, 2010

	By:	/s/ Brent Stumme Brent Stumme
Chief Financial Officer and Senior Vice President, Finance and Administration